Exhibit 99.1
Community Bankers Trust Corporation Announces Quarterly Dividend
July 31, 2009 (Glen Allen, Virginia) — Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that its Board of Directors has declared a quarterly dividend of $0.04 per share with respect to the Company’s outstanding common stock. The dividend will be payable on August 24, 2009 to stockholders of record at the close of business on August 10, 2009.
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About Community Bankers Trust Corporation
Community Bankers Trust Corporation is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with approximately $1.3 billion in assets, $1.1 billion in deposits, $552 million in loans, and $ 157 million in capital at June 30, 2009. Based on the closing stock price of $3.36 per common share on July 31, 2009, total market capitalization for the Company is $72.1 million.
The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. In Virginia, six offices operate under the name of Bank of Goochland, Bank of Powhatan, Bank of Louisa or Bank of Rockbridge.
Additional information is available on the Company’s website at www.cbtrustcorp.com.
Contact: Bruce E. Thomas
Senior Vice President and Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343